GENTIVA
HEALTH SERVICES


                                                                   Press Release



                        Gentiva Health Services Announces
                 Sale Agreement on Health Care Staffing Business


     Melville, N.Y., August 25, 2000--Gentiva Health Services (Nasdaq: GTIV), North America's leading provider of specialty pharmaceutical and home health care services, today announced that it has signed an agreement to sell its health care staffing business to a company formed by InteliStaf Holdings, Inc. and the Carlyle Group for approximately $67.5 million in cash. The transaction is subject to governmental review and approval under the Hart-Scott-Rodino Act, financing and other customary conditions. The closing will take place as soon as practical upon satisfaction of these conditions.

     Gentiva's health care staffing business represented approximately $100 million, or seven percent, of the company's $1.5 billion revenues in 1999. The sale excludes certain homemaker staffing contracts and Gentiva's Clinical Business Solutions division, which provides staffing services for pharmaceutical and biopharmaceutical clinical trials.

     "The sale of our health care staffing business is an important step for our company in that it permits us to focus on building our market leadership in our two primary core businesses, specialty pharmaceuticals and home health care, and it will substantially improve our company's balance sheet," said Edward A. Blechschmidt, chairman, chief executive officer and president of Gentiva Health Services.

     Gentiva Health Services (Nasdaq: GTIV) is North America's leading provider of specialty pharmaceutical and home health care services. With nearly 400 locations in North America, the company also provides marketing and distribution solutions for pharmaceutical, biotechnology and medical device firms as well as home infusion therapies, health care network management services and skilled nursing services. In 1999, the company had approximately $1.5 billion in revenues. For more information, visit Gentiva's Web site, www.gentiva.com.


     Information contained in this news release, other than historical information, should be considered forward-looking and is subject to various risk factors and uncertainties. For instance, the company's strategies and operations involve risks of competition, changing market conditions, changes in laws and regulations affecting our industries and numerous other factors discussed in this release and in the company's filings with the Securities and Exchange Commission. Accordingly, actual results may differ materially from those anticipated in any forward-looking statements.